Exhibit 99.1

PRESS RELEASE

Frequency Electronics Appoints New Chief Financial Officer

MITCHEL FIELD, N.Y., April 29, 2016 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (NASDAQ:FEIM) (the Company) today announced the Board of Directors appointed Steven Bernstein as its Chief Financial Officer (CFO).  Steven Bernstein is a Certified Public Accountant with an extensive 15 year background in financial reporting, budgeting, internal controls, risk management and auditing.  During the 5 year period prior to joining Frequency Electronics in 2010 he worked in the North America accounting group of a Fortune 500 electronics distributor.  Steve Bernstein succeeds Alan Miller, Frequency's former Chief Financial Officer (CFO), who, after 20 years of dedicated and much appreciated service, has retired.  Martin B. Bloch, President and CEO, Said, "We look forward with enthusiasm and great confidence to working with Steven Bernstein as our CFO and Corporate Controller.  Steve is highly respected by all the senior management team at FEI for his financial oversight and accounting expertise."

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 42 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CONTACT: Martin B. Bloch, President and CEO

         TELEPHONE: (516) 794-4500

         WEBSITE: www.frequencyelectronics.com